Exhibit 3.13

CERTIFICATE OF INCORPORATION

OF

MAILCOUPS DIRECT, INC.

*****

Article 1. The name of the Corporation is MailCoups Direct, Inc.

Article 2. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

Article 3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “GCL”).

Article 4. The total number of shares of stock, which the Corporation shall have the authority to issue, is three thousand (3,000) shares of Common Stock with a par value of $.01 per share.

Article 5. The name and mailing address of the Corporation’s sole incorporator is as follows:

John C. Cushing, Esq.

Kirkpatrick & Lockhart Nicholson Graham LLP

75 State Street, 6th Floor

Boston, Massachusetts 02109

Article 6. The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation and for further definition, limitation and regulation of the powers of the Corporation and of its Directors and stockholders:

Section 1. The business and affairs of the Corporation will be managed by or under the direction of a Board of Directors.

Section 2. The Directors will have the power to make, amend, or repeal the Bylaws of the Corporation.

Section 3. The number of Directors will be as from time to time fixed by, or determined in the manner provided in, the Bylaws of the Corporation. Election of Directors need not be by written ballot.

Section 4. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the statutes of Delaware, this Certificate of Incorporation, and any Bylaws; provided, however, that no Bylaws hereafter adopted shall invalidate any prior act of the Directors which would have been valid if such Bylaws had not been adopted.

Section 5. The provisions of Section 203 of the GCL shall not apply to this Corporation.

Article 7. Meetings of the stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes of Delaware) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

Article 8. No Director of the Corporation will be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the Director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the Corporation’s Directors to the Corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of the GCL, as amended from time to time.

Article 9. The Corporation shall indemnify to the fullest extent permitted by Sections 102(b)(7) and 145 of the GCL, as amended from time to time, each person that such Sections grant the Corporation the power to indemnify.

Article 10. The Corporation shall have perpetual existence.

I, John C. Cushing, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the GCL, do hereby make this Certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand on June 1, 2005.

/s/ John C. Cushing
Name: John C. Cushing
Title: Sole Incorporator